SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

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      The following message was sent to all Global Employees of H. J. Heinz Company:

May 26, 2006

Message to all Global Employees

I would like to take this opportunity to update you on:

  Our strategic plan to accelerate sales and profits in fiscal years 2007 and 2008, and

  The attempt by Nelson Peltz and his Cayman Islands hedge fund to take control of 40% of the H. J. Heinz Board of Directors seats.

The Heinz Superior Value and Growth Plan for fiscal years 2007 and 2008 will be shared with investors and shareholders on Thursday, June 1 in New York. Over the course of that day we will provide details on our innovation and advertising plans for Heinz’s top brands and describe numerous supply chain, procurement, and trade spending cost reduction initiatives that are expected to generate the fuel for strong sales and profit performance and superior shareholder value over the next two years. Additionally, we will announce our dividend and share repurchase strategy.

The Superior Value and Growth Plan will further leverage the benefits of our recently completed transformation to become a much stronger and leaner company. The results of this global initiative by all of you have been dramatic and far reaching and will result in a nimbler, more predictable and faster-growing company in FY2007 and FY2008. Here are a few of our major accomplishments:

  From fiscal year 2003 through fiscal year 2006, Heinz generated record cash flow from operations of almost $4.4 billion, enabling the Company to return more than $4.2 billion to shareholders through special and annual dividends, and share repurchases.

  We have achieved dramatic performance breakthroughs in sales and profit in our U.S., Canadian, Australian, New Zealand, Indian, Indonesian, and Polish businesses during the last three years.

  We have significantly improved the capabilities and skills of our people and improved our processes while achieving major breakthroughs in reducing D&A spending.

  Since fiscal year 2002, the Company has divested more than $3 billion in non-core businesses to improve our portfolio and put us squarely in three value-added core categories: Ketchup and Sauces, Meals and Snacks, and Infant Food, where we have both a right to win and a clear strategy for success.

  We have also set the stage for improved results in Europe, where we have been deploying the great learning from the U.S., Australia, Canada and New Zealand, while divesting non-core businesses and realigning our portfolio to create a stronger foundation for profitable growth in Europe.

Our plan is working and I am as enthused about our future as I have ever been. Turning now to a recent development, you may have read that, Mr. Nelson Peltz and Trian, his Cayman Islands hedge fund, issued a plan on Tuesday, May 23 that offers their views on Heinz, while reiterating their intentions to nominate five candidates with close family or business ties to Mr. Peltz to our highly-rated Board of Directors.

The Heinz Board of Directors and senior management, together with outside advisors, carefully analyzed and studied his plan along with his request for five board seats. The Board issued its response on May 24.

The Board concluded that the plan from Mr. Peltz and Trian set unrealistic targets and would be detrimental to Heinz and its shareholders.

Among other things, the Board noted that the plan calls for an unrealistic and potentially crippling $575 million reduction in Heinz’s SG&A (selling, general & administrative costs that typically include pensions, salaries/benefits, marketing, research & development) and other expenses.

Heinz SG&A has always been among the best in the food industry and we do expect further reductions in SG&A under our Superior Value and Growth Plan but as part of a measured, responsible process.

The Heinz Board of Directors, following its thorough review of the proposal, announced that it had unanimously rejected the demand by Mr. Peltz and Trian for representation on the Heinz Board. The Board’s decision was based on their belief among other considerations that:

1.	Our Superior Value and Growth Plan is more realistic, and therefore, more likely to create shareholder value;

2.	The corporate governance record of Mr. Peltz and his nominees failed to meet the qualifications and standards for directorship or independence as set forth in the Heinz Corporate Governance Principles.

In its response, the Heinz Board noted that each of the five nominees is a close personal friend, employee or relative of Mr. Peltz, raising substantial concern that they would put the interests of Mr. Peltz and Trian ahead of the interests of Heinz shareholders as a whole.

The Board noted that Institutional Shareholder Services (ISS) gave Triarc Companies, Inc., a publicly-traded holding company where Mr. Peltz serves as Chairman and CEO, a very low corporate governance rating of just 16.25. That rating puts Triarc’s governance performance near the bottom of all S&P 600 small-cap companies.

By comparison, the Heinz Board of Directors received an extremely high rating of 99.2 from ISS, placing it in the top ten of all S&P 500 companies.

In light of these and other considerations, the Heinz Board believes that adding the Peltz representatives to the Board would disrupt the ability of the Board to represent all Heinz shareholders and implement our Company’s strategy to create superior value and growth. The Board also expressed its strong support for the current Heinz management team and the progress the Company is making to execute our strategic plan.

Everyone at Heinz can be proud of the Company’s superb corporate governance record and the diversity, ethics, integrity, independence and professionalism of the current Board.

The results at Heinz over the past four years speak for themselves. With our transformation plan virtually complete, Heinz is well-positioned to deliver superior shareholder value by driving growth in sales, earnings and dividends that will demonstrate the fundamental strength and value of our Company.

Thank you, as always, for your support, hard work and contributions to the transformation and success of Heinz. I look forward to updating you on our progress in the near future.

Best Regards,

Bill

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Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.